Exhibit 99.1

News Release

For Immediate Release
Novelis Shareholders Approve Acquisition by Hindalco
ATLANTA, May 10, 2007 — Novelis Inc. (NYSE: NVL) (TSX: NVL) announced today that at a special meeting of shareholders held today in Atlanta, Ga., its shareholders voted to approve the company’s acquisition by Hindalco Industries Limited (BSE: HINDALCO). Approximately 99.8 percent of the votes cast by shareholders were in favor of the transaction.
Under the terms of the transaction, Hindalco, through its subsidiary AV Metals Inc., will acquire Novelis for US$44.93 per common share in cash. Total enterprise value is estimated at US$6 billion, including debt. Upon completion of the arrangement, Novelis will become a subsidiary of Hindalco.
Hindalco and Novelis have received all required regulatory consents which are a condition to the completion of the transaction. The arrangement remains subject to final court approval under Canadian law. Novelis expects the transaction to be completed on May 15, 2007.
About Novelis
Novelis is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries, has approximately 12,900 employees, and reported revenue of $9.8 billion in 2006. Novelis offers the capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America and South America. Through its advanced production capabilities, the company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. Visit www.novelis.com.
About Hindalco
Hindalco Industries Limited is Asia’s largest integrated primary producer of aluminum and a leading integrated producer of copper. Based in Mumbai, India, Hindalco recorded revenues of approximately US$4.3 billion for the fiscal year ended March 31, 2007. Hindalco’s integrated operations and operating efficiency have positioned the company among the most cost-efficient aluminum producers globally. Hindalco’s stock is publicly traded on the Bombay Stock Exchange, the National Stock Exchange of India Limited and the Luxembourg Stock Exchange. Visit www.hindalco.com.
Statements made in this news release which describe Novelis’ intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include those related to Novelis’ expectation to complete the transaction on May 15, 2007. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Important risk factors which could impact Novelis’ ongoing review of its strategic alternatives are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, and are specifically incorporated by reference into this news release.
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Novelis Media Contact:	Novelis Investor Contact:
Charles Belbin	Eric Harris
+1 404 814 4260	+1 404 814 4304
charles.belbin@novelis.com	eric.harris@novelis.com

Hindalco Media Contact:
Dr. Pragnya Ram
+91 22 66525160 (office)
+91 22 9821024395 (mobile)
pragnyaram@adityabirla.com